Exhibit 99.1

Notice to Directors and Executive Officers of Sunoco, Inc. Concerning Limitations on Trading in Sunoco, Inc. Securities

To:	All Directors and Executive Officers of Sunoco, Inc.

From:	John J. DiRocco, Jr., Assistant General Counsel

Date:	August 20, 2012

This notice is to inform you of significant restrictions on your ability to trade in Sunoco, Inc. (“Sunoco”) common stock and derivative securities (such as stock options, stock appreciation rights and cash restricted stock units) during an upcoming special “blackout period.” These restrictions are imposed on all directors and executive officers of Sunoco by the Sarbanes-Oxley Act of 2002 and U.S. Securities and Exchange Commission (“SEC”) Regulation BTR (Blackout Trading Restriction). As more fully described below, during this blackout period, you will be prohibited from engaging in transactions involving Sunoco common stock or derivative securities (such as stock options, stock appreciation rights and cash restricted stock units) that you have acquired in connection with your service or employment with Sunoco as a director or an executive officer. We will notify you of any changes that affect the blackout period.

1. Sunoco and Energy Transfer Partners, L.P. (“ETP”), Energy Transfer Partners GP, L.P., the general partner of ETP, Sam Acquisition Corporation, a wholly owned subsidiary of ETP, and, for certain limited purposes, Energy Transfer Equity, L.P., the indirect parent of ETP GP and ETP have entered into the Agreement and Plan of Merger dated as of April 29, 2012, as amended by Amendment No. 1 thereto dated as of June 15, 2012 (the “Merger Agreement”). Section 5.7(e) of the Merger Agreement provides that Sunoco will take such actions as may be necessary to eliminate from the Sunoco, Inc. Capital Accumulation Plan (“SunCAP”) any investment fund, election or alternative that provides for an investment directly in the shares of Sunoco common stock, as of no later than immediately prior to the closing of the transactions contemplated by the Merger Agreement. The reason for this change is that the receipt and retention of merger consideration in the form of ETP common units in SunCAP accounts would result in prohibited transactions under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2. During the period when the trustee of SunCAP is taking the steps necessary to implement the liquidation of SunCAP’s Sunoco, Inc. Common Stock Fund and the ESOP Fund (the “Sunoco Stock Funds”), and the allocation and reinvestment of the proceeds of such liquidation to the affected SunCAP participants’ accounts, participants in SunCAP will be unable to direct or diversify investments in or out of the Sunoco Stock Funds, which constitutes a “blackout period” for SunCAP (the “SunCAP blackout period”). Pursuant to SEC’s Regulation BTR, a corresponding blackout period will be imposed on all of Sunoco’s directors and executive officers with respect to equity securities acquired in connection with their service to or employment with Sunoco.

3. Securities acquired in connection with service as a director or employment as an executive officer include, among other things, securities acquired by you under a compensatory plan or contract (such as under a stock option or deferred compensation plan), in transactions between you and Sunoco, and as shares necessary for you to qualify as a director or to satisfy minimum ownership requirements or guidelines. Securities acquired outside of your service as a director or employment as an executive officer are not subject to this prohibition.

4. The SunCAP blackout period currently is expected to begin at 1 p.m. Eastern Time on Wednesday, September 19, 2012 and is expected to end at 4 p.m. Eastern Time on Tuesday, October 2, 2012. Depending on the number of shares of Sunoco common stock that can be sold on the open market by the SunCAP trustee for each day of the liquidation period, the SunCAP blackout period may end earlier or later than Tuesday, October 2, 2012. You will receive a notice when the SunCAP blackout period has ended with regard to the Sunoco Stock Funds.

5. Generally, during the SunCAP blackout period, you will be prohibited from directly or indirectly purchasing, selling or otherwise transferring any Sunoco equity security that you acquired in connection with your service or employment as a director or an executive officer. Equity securities are defined broadly to include stock, stock options and other derivative securities. Covered transactions are not limited to those involving your direct ownership, but also include any transaction in which you have a direct or indirect pecuniary interest. For example, you may be deemed to have an interest in transactions in Sunoco equity securities held by your family members, if such securities were originally acquired in connection with your service or employment as a Sunoco executive officer or director.

6. If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction to Sunoco and may be subject to civil and criminal penalties.

The rules summarized above are complex, and the civil and criminal penalties that could be imposed upon directors and executive officers who violate them could be severe. Please contact me at 1818 Market Street, Philadelphia, PA 19103 or 215.977.3000 before engaging in any transaction involving Sunoco securities during the SunCAP blackout period or if you believe that any such transaction in which you have a pecuniary interest may occur during the SunCAP blackout period, or for other inquiries related to the SunCAP blackout period.

We will send you a reminder copy of this notice closer to the commencement of the SunCAP blackout period.